SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(D) of the
Securities Exchange Act of 1934

October 12, 2006
(Date of earliest event reported)

BALL CORPORATION
(Exact name of Registrant as specified in its charter)

Indiana	1-7349	35-0160610
(State of	(Commission	(IRS Employer
Incorporation)	File No.)	Identification No.)

10 Longs Peak Drive, P.O. Box 5000, Broomfield, CO 80021-2510
(Address of principal executive offices, including ZIP Code)

(303) 469-3131
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Ball Corporation
Current Report on Form 8-K
Dated October 12, 2006

Item 8.01.  Other Events.
On October 12, 2006, Ball Corporation (the “Company”) issued a press release announcing that by the end of the year it will close two manufacturing facilities in North America as part of the realignment of the company’s Metal Food & Household Products, Americas, segment following the acquisition earlier this year of U.S. Can Corporation.

Ball will close a leased facility in Alliance, Ohio, which was one of 10 manufacturing locations in the U.S. acquired from U.S. Can. The plant manufactures plastic pails, primarily for paints and chemicals.

The company also announced that its Canadian subsidiary will close a metal food can manufacturing plant in Burlington, Ontario, which was part of Ball’s metal food can operations prior to the acquisition. The facility produces three-piece steel food can bodies and ends, and does metal cutting and coating.

The closure of the Alliance plant is expected to be cash neutral and be treated as an opening balance sheet item related to the U.S. Can acquisition. Ball will record a fourth quarter after-tax charge of approximately $25 million related to equipment disposal and the Burlington closure.

The closure of the two plants will reduce annual operating costs by approximately $8 million and be cash flow positive after tax benefits and proceeds from the sale of the fixed assets.

The Alliance plant has approximately 40 employees and the Burlington plant has approximately 300 employees.

Item 9.01.  Financial Statements and Exhibits.

(c) Exhibits.

The following is furnished as an exhibit to this report:

Exhibit 99.1 Ball Corporation Press Release dated October 12, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALL CORPORATION
(Registrant)

By:  /s/ Raymond J. Seabrook
        Name: Raymond J. Seabrook
        Title: Senior Vice President and Chief Financial Officer

Date:  October 12, 2006

Ball Corporation
Form 8-K
October 12, 2006

EXHIBIT INDEX
Description	Exhibit

Press Release dated October 12, 2006	99.1